EXHIBIT 3.01

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF GOOGLE INC.

a Delaware corporation

GOOGLE INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Google Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 22, 2002.

B. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Google Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 6th day of July, 2004.

GOOGLE INC. a Delaware corporation

By:	/s/ ERIC SCHMIDT
Eric Schmidt Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Google Inc.

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

1. Authorized Shares. This Corporation is authorized to issue three classes of shares of stock, which shall be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 864,781,656 shares. The number of shares of Class A Common Stock authorized is 400,000,000 shares, $0.001 par value per share. The number of shares of Class B Common Stock authorized is 300,000,000 shares, $0.001 par value per share. The number of shares of Preferred Stock authorized is 164,781,656 shares, $0.001 par value per share, 15,360,000 of which are designated as Series A Preferred Stock (“Series A Preferred”), 15,360,000 of which are designated as Series A-1 Preferred Stock (“Series A-1 Preferred), 50,444,772 of which are designated as Series B Preferred Stock (“Series B Preferred”), 50,444,772 of which are designated as Series B-1 Preferred Stock (“Series B-1 Preferred”), 9,148,604 of which are designated as Series C Preferred Stock (“Series C Preferred”), 9,148,604 of which are designated as Series C-1 Preferred Stock (“Series C-1 Preferred”), 7,437,452 of which are designated as Series D Preferred Stock (“Series D Preferred”) and 7,437,452 of which are designated as Series D-1 Preferred Stock (“Series D-1 Preferred”).

2. Recapitalization. Immediately upon the filing of this Second Amended and Restated Certificate of Incorporation (the “Certificate”) with the Secretary of State of the State of Delaware (the “Effective Time”), and without further action on the part of the holders of Common Stock or Class A Senior Common Stock of the Corporation outstanding immediately prior to the Effective Time, (i) each then outstanding share of the Corporation’s Common Stock shall convert, immediately and automatically, into one (1) share of Class A Common Stock, and (ii) each then outstanding share of the Corporation’s Class A Senior Common Stock shall convert, immediately and automatically, into one (1) share of Class B Common Stock.

3. Common Stock. A statement of the designations of each class of Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

(a) Voting Rights.

(i) Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii) Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii) Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(c) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(d) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e) Equal Status. Except as expressly provided in this Article III, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

(f) Conversion.

(i) As used in this Section 3(f), the following terms shall have the following meanings:

(A) “Founder” shall mean either Larry Page or Sergey Brin, each as a natural living person, and “Founders” shall mean both of them.

(B) “Class B Stockholder” shall mean (a) the Founders, (b) the registered holder of a share of Class B Common Stock at the Effective Time, (c) each natural person who Transferred shares of Class B Common Stock (or securities convertible into or exchangeable for shares of Class B

Common Stock) prior to the Effective Time to a Permitted Entity that, as of the Effective Time, complies with the applicable exception for such Permitted Entity specified in Section 3(f)(iii)(B), and (d) the initial registered holder of any shares of Class B Common Stock that were originally issued by the Corporation after the Effective Time.

(C) “Permitted Entity” shall mean, with respect to any individual Class B Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Section 3(f)(iii)(B) established by or for such individual Class B Stockholder, so long as such entity meets the requirements of the exception set forth in Section 3(f)(iii)(B) applicable to such entity.

(D) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 3(f)(i)(D):

(1) the granting of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders;

(2) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are Class B Stockholders, that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the Class B Stockholder at any time and (C) does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder other than the mutual promise to vote shares in a designated manner; or

(3) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer.”

(E) “Voting Control” with respect to a share of Class B Common Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(ii) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(iii) Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share, other than a Transfer:

(A) from a Founder, or such Founder’s Permitted Entities, to the other Founder, or such Founder’s Permitted Entities.

(B) by a Class B Stockholder who is a natural person to any of the following Permitted Entities, and from any of the following Permitted Entities back to such Class B Stockholder and/or any other Permitted Entity established by or for such Class B Stockholder:

(1) a trust for the benefit of such Class B Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided, further, that in the event such Class B Stockholder is no longer the exclusive beneficiary of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(2) a trust for the benefit of persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder, and, provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(3) a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(4) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(5) a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(6) a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(7) a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

Notwithstanding the foregoing, if the shares of Class B Common Stock held by the Permitted Entity of a Class B Stockholder would constitute stock of a “controlled corporation” (as defined in Section 2036(b)(2) of the Internal Revenue Code) upon the death of such Class B Stockholder, and the Transfer of shares Class B Common Stock by such Class B Stockholder to the Permitted Entity did not involve a bona fide sale for an adequate and full consideration in money or money’s worth (as contemplated by Section 2036(a) of the Internal Revenue Code), then such shares will not automatically convert to Class A Common Stock if the Class B Stockholder does not directly or indirectly retain Voting Control over such shares until such time as the shares of Class B Common Stock would no longer constitute stock of a “controlled corporation” pursuant to the Internal Revenue Code upon the death of such Class B Stockholder (such time is referred to as the “Voting Shift”). If the Class B Stockholder does not, within five (5) business days following the mailing of the Corporation’s proxy statement for the first annual or special meeting of stockholders following the Voting Shift, directly or indirectly through one or more Permitted Entities assume sole dispositive power and exclusive Voting Control with respect to such shares of Class B Common Stock, each such share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(C) by a Class B Stockholder that is a partnership, or a nominee for a partnership, which partnership beneficially held more than five percent (5%) of the total outstanding shares of Class B Common Stock as of the Effective Time, to any person or entity that, at the Effective Time, was a partner of such partnership pro rata in accordance with their ownership interests in the partnership and the terms of any applicable partnership or similar agreement binding the partnership at the Effective Time, and any further Transfer(s) by any such partner that is a partnership or limited liability company to any person or entity that was at such time a partner or member of such partnership or limited liability company pro rata in accordance with their ownership interests in the partnership or limited liability company and the terms of any applicable partnership or similar agreement binding the partnership or limited liability company at the Effective Time. All shares of Class B Common Stock held by affiliated entities shall be aggregated together for the purposes of determining the satisfaction of such five percent (5%) threshold.

(D) by a Class B Stockholder that is a limited liability company, or a nominee for a limited liability company, which limited liability company held more than five percent (5%) of the total outstanding shares of Class B Common Stock as of the Effective Time, to any person or entity that, at the Effective Time, was a member of such limited liability company pro rata in accordance with their ownership interests in the company and the terms of any applicable agreement binding the company and its members at the Effective Time, and any further Transfer(s) by any such member that is a partnership or limited liability company to any person or entity that was at such time a partner or member of such partnership or limited liability company pro rata in accordance with their ownership interests in the partnership or limited liability company and the terms of any applicable partnership or similar agreement binding the partnership or limited liability company. All shares of Class B Common Stock held by affiliated entities shall be aggregated together for the purposes of determining the satisfaction of such five percent (5%) threshold.

(iv) Each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder’s Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death of such Class B Stockholder; provided, however, that:

(A) If a Founder, or such Founder’s Permitted Entity (in either case, the “Transferring Founder”) Transfers exclusive Voting Control (but not ownership) of shares of Class B Common Stock to the other Founder (the “Transferee Founder”) which Transfer of Voting Control is contingent or effective upon the death of the Transferring Founder, then each share of Class B Common Stock that is the subject of such Transfer shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (a) nine (9) months after the date upon which the Transferring Founder died, or (b) the date upon which the Transferee Founder ceases to hold exclusive Voting Control over such shares of Class B Common Stock; provided, further, that if the Transferee Founder shall die within nine (9) months following the death of the Transferring Founder, then a trustee designated by the Transferee Founder and approved by the Board of Directors may exercise Voting Control over: (x) the Transferring Founders’ shares of Class B Common Stock and, in such instance, each such share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (A) nine (9) months after the date upon which the Transferring Founder died, or (B) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (y) the Transferee Founders’ shares of Class B Common Stock (or shares held by an entity of the type referred to in paragraph (2) below established by or for the Transferee Founder) and, in such instance, each such share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (A) nine (9) months after the date upon which the Transferee Founder died, or (B) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and

(B) If both Founders die simultaneously, a trustee designated by the Founders and approved by the Board of Directors may exercise Voting Control over the Founders’ shares of Class B Common Stock and, in such instance, each such share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (a) nine (9) months after the date upon which both Founders died, or (b) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock.

(v) The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B

Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive.

(vi) In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 3, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 3 shall be retired and may not be reissued.

(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

ARTICLE IV

Except as set forth in Article III, Section 4, the rights, privileges, preferences and restrictions of the Preferred Stock are as follows:

1. Dividends.

(a) Preference Dividends. Until such time as all outstanding shares of Preferred Stock have been converted to Class B Common Stock pursuant to the provisions set forth in Article IV, Section 4(b) of this Certificate, the holders of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Class A Common Stock or Class B Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Class A Common Stock or Class B Common Stock of the Corporation) on Class A Common Stock and Class B Common Stock of the Corporation, at the rate of $0.00625 per share per annum for the Series A and Series A-1 Preferred, $0.049525 per share per annum for the Series B and Series B-1 Preferred, $0.23425 per share per annum for the Series C and Series C-1 Preferred and $0.291 per share per annum for the Series D and Series D-1 Preferred, as adjusted for any stock split, stock dividend, combination or other recapitalization (each a “Recapitalization”) or, if greater (as determined on a per annum basis and on an as converted basis for the Preferred Stock), an amount equal to that paid on any other outstanding shares of the Corporation.

(b) Dividends Noncumulative. Dividends on shares of Class A Common Stock, Class B Common Stock and Preferred Stock under this Section 1 shall be payable when, as and if declared by the Board of Directors of the Corporation, and shall not be cumulative, and no right shall accrue to holders of Class A Common Stock, Class B Common Stock or Preferred Stock under this Section 1 by reason of the fact that dividends on said shares are not declared in any prior period.

2. Liquidation Preference. Until such time as all outstanding shares of Preferred Stock have been converted to Class B Common Stock pursuant to the provisions set forth in Article IV, Section 4(b) of this Certificate, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), distributions to the stockholders of the Corporation shall be made in the following manner:

(a) The holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Class A Common Stock or Class B Common Stock by reason of their ownership of such stock, an amount equal to $0.0625 for each share of Series A or Series A-1 Preferred then held by them, an amount equal to $0.49525 for each share of Series B or Series B-1 Preferred then held by them, an amount equal to $2.3425 for each share of Series C or Series C-1 Preferred then held by them and an amount equal to $2.91 for each share of Series D or Series D-1 Preferred then held by them (as adjusted for any Recapitalization with respect to such Preferred Stock) plus declared and unpaid dividends, if any, on such share. If upon the occurrence of a Liquidation Event, the assets and funds of the Corporation available for distribution among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to the stockholders shall be distributed among the holders of the Preferred Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive pursuant to this Section 2(a).

(b) Upon the occurrence of a Liquidation Event, and after payment of the full preferential amounts to the holders of the Preferred Stock in accordance with Section 2(a) of this Article IV, all remaining assets of the Corporation available for distribution shall be distributed among the holders of shares of Class A Common Stock and Class B Common Stock pro rata based on the number of shares of Class A Common Stock and Class B Common Stock then held by them.

(c) For purposes of Section 2 of this Article IV, a merger or reorganization of the Corporation with or into any other corporation in which the Corporation’s stockholders immediately prior to such transaction own immediately following such transaction less than a majority of the voting power of the equity securities of the surviving corporation (other than a merger or reorganization effected exclusively for the purpose of changing the domicile of the Corporation), or the sale of all or substantially all of the assets of the Corporation, shall be treated as a Liquidation Event.

(i) Valuation of Consideration. In the event of a Liquidation Event as described in Section 2(c) of this Article IV, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(i)(A) of this Article IV to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(ii) Notice of Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of Section 2 of this Article IV, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iii) Effect of Noncompliance. In the event the requirements of Section 2(c) of this Article IV are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such time as the requirements of Section 2(c) of this Article IV have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(ii) of this Article IV.

(d) So long as Section 2115 of the California General Corporation Law purports to make the provisions of Sections 502 and 503 of the California Corporations Code applicable to the Corporation, such provisions shall not apply for purposes of distributions made by the Corporation in connection with the repurchase at cost of shares of Class A Common Stock and Class B Common Stock issued to or held by officers, directors or employees of, or consultants to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the Corporation and such persons.

3. Voting Rights; Board of Directors.

(a) General. Except as otherwise required by law and except as set forth in Section 5 of this Article IV, each holder of Preferred Stock shall be entitled to such number of votes for the shares of Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, equal to the whole number of shares of Class B Common Stock into which such shares of Preferred Stock are then convertible times ten (10). The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and any other matter submitted to the vote of stockholders and shall be entitled to vote, together with the holders of Class A Common Stock and the holders of Class B Common Stock, with respect to any question upon which holders of Class A Common Stock and the holders of Class B Common Stock have the right to vote, except (i) those matters required by law to be submitted to a separate class vote and (ii) the election of the Common Directors as set forth in Section 3(b) of this Article IV.

(b) Election of Directors. Until such time as all outstanding shares of Preferred Stock have been converted to Class B Common Stock pursuant to the provisions set forth in Article IV, Section 4(b) of this Certificate, the holders of the Preferred Stock, voting as a single class, shall be entitled to elect two (2) directors (the “Preferred Directors”), and the holders of Class A Common Stock and the holders of Class B Common Stock, voting as a single class, shall be entitled to elect three directors (the “Common Directors”). The remaining directors shall be elected mutually by holders of the Preferred Stock, the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class and on an as-converted basis.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as set forth in this Section 4 (the “Conversion Rights”). The shares of Preferred Stock shall be convertible into shares of Class B Common Stock, as set forth in this Section 4.

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock. Each share of Series A or Series A-1 Preferred shall be convertible into the number of fully paid and nonassessable shares of Class B Common Stock, which results from dividing the per share Series A Conversion Value (as hereinafter defined) by the Series A Conversion Price (as hereinafter defined) per share in effect at the time of conversion. Each share of Series B or Series B-1 Preferred shall be convertible into the number of fully paid and nonassessable shares of Class B Common Stock, which results from dividing the per share Series B Conversion Value (as hereinafter defined) by the Series B Conversion Price (as hereinafter defined) per share in effect at the time of conversion. Each share of Series C or Series C-1 Preferred shall be convertible into the number of fully paid and nonassessable shares of Class B Common Stock, as the case may be, which results from dividing the per share Series C Conversion Value (as hereinafter defined) by the Series C Conversion Price (as hereinafter defined) per share in effect at the time of conversion. Each share of Series D or Series D-1 Preferred shall be convertible into the number of fully paid and nonassessable shares of Class B Common Stock, which results from dividing the per share Series D Conversion Value (as hereinafter defined) by the Series D Conversion Price (as hereinafter defined) per share in effect at the time of conversion. The per share price as of the date of the filing of this Certificate at which shares of Class B Common Stock shall be deliverable upon conversion of the Series A or Series A-1 Preferred (the “Conversion Price” for each of the Series A and Series A-1 Preferred) shall be $0.0625, and the per share conversion value attributable to the Series A or Series A-1 Preferred shall be $0.0625 (the “Conversion Value” for each of the Series A and Series A-1 Preferred). The per share price as of the date of the filing of this Certificate at which shares of Class B Common Stock shall be deliverable upon conversion of the Series B or Series B-1 Preferred (the “Conversion Price” for each of the Series B and Series B-1 Preferred) shall be $0.49525, and the per share conversion value attributable to the Series B or Series B-1 Preferred shall be $0.49525 (the “Conversion Value” for each of the Series B and Series B-1 Preferred). The per share price as of the date of the filing of this Certificate at which shares of Class B Common Stock shall be deliverable upon conversion of the Series C or Series C-1 Preferred (the “Conversion Price” for each of the Series C and Series C-1 Preferred) shall be $2.3425 and the per share conversion value attributable to the Series C or Series C-1 Preferred shall be $2.3425 (the “Conversion Value” for each of the Series C and Series C-1 Preferred). The per share price as of the date of the filing of this Certificate at which shares of Class B Common Stock shall be deliverable upon conversion of the Series D or Series D-1 Preferred (the “Conversion Price” for the Series D and Series D-1 Preferred) shall be $2.91 and the per share conversion value attributable to the Series D or Series D-1 Preferred shall be $2.91 (the “Conversion Value” for the Series D and Series D-1 Preferred). The Conversion Price for each of the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred shall be subject to adjustment from time to time as provided below. The number of shares of Class B Common Stock into which a share of a series of Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” for such share.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class B Common Stock at its then effective Conversion Rate immediately prior to the closing of the sale of Common Stock of the Corporation in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Corporation to the public (an “IPO”) at a price per share (prior to underwriter commissions and offering expenses) of not less than $2.3425 (appropriately adjusted for Recapitalizations) and at an aggregate offering price to the public of not less than $15,000,000. In the event of the automatic conversion of the Preferred Stock upon a public offering as described above, the person(s) entitled to receive the Class B Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the IPO. Each share of Preferred Stock also shall be automatically converted into shares of Class B Common Stock, at its then effective Conversion Rate upon the affirmative vote of the holders of at least a majority of the shares of Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Class B Common Stock and receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b) of this Article IV, the outstanding shares of Preferred Stock so converted shall be converted automatically without any further action by the holders of such shares whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock, issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Class B Common Stock, to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class B Common Stock, as the case may be, as set forth in Section 4(i) of this Article IV. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion as provided in Section 4(b) of this Article IV, such conversion shall be deemed to occur as set forth in Section 4(b) of this Article IV, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on such date.

(d) Adjustments to Conversion Prices With Respect to Certain Diluting Issuances. The Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Special Definitions. For purposes of Section 4(d) of this Article IV, the following definitions apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Class B Common Stock, Class A Common Stock or Convertible Securities (defined below).

(B) “Original Issue Date” for each series of Preferred Stock shall mean the date on which shares of such series are first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Class A Common Stock, Class B Common Stock, or for securities convertible into or exchangeable for such securities.

(D) “Additional Shares of Common Stock” shall mean all shares of Class A Common Stock and Class B Common Stock issued (or, pursuant to Section 4(d)(iii) of this Article IV, deemed to be issued) by the Corporation after the filing of this Certificate, other than:

(1) shares of Class A Common Stock or Class B Common Stock issued or issuable to officers, directors, consultants or employees of the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the disinterested Board of Directors of the Corporation (not to exceed 14,391,326 shares plus the number of shares repurchased by the Corporation from employees or consultants of the Corporation upon termination of employment or association pursuant to the terms of restrictive stock purchase agreements providing for the repurchase of such shares entered into with such employees or consultants); provided, however, that shares of Class A Common Stock and Class B Common Stock issued or deemed to be issued that are excepted from the definition of Additional Shares of Common Stock pursuant to one or more of the other subsections of Section 4(d)(i)(D) of this Article IV shall not be counted against the foregoing numerical limitation;

(2) as a dividend or distribution on the Preferred Stock if such dividend or distribution is distributed to the holders of Preferred Stock ratably based on the number of shares of Class A Common Stock or Class B Common Stock issuable upon conversion of the Preferred Stock at the Conversion Rate in effect on the record date for such dividend or distribution;

(3) by reason of a stock split, reverse stock split, stock dividend or other adjustment covered by Section 4(f) of this Article IV;

(4) Options or Convertible Securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors of the Corporation;

(5) by reason of a reorganization, reclassification, exchange, substitution or other adjustment covered by Section 4(e) of this Article IV;

(6) shares of Class A Common Stock issued or issuable upon conversion of Class B Common Stock;

(7) shares of Class A Common Stock or Class B Common Stock issued or issuable upon conversion of the Preferred Stock;

(8) shares of Class A Common Stock, Class B Common Stock or Preferred Stock issued or issuable upon the conversion or exercise of Options outstanding as of the date hereof;

(9) shares of Class A Common Stock or Class B Common Stock issued or issuable to officers, directors, consultants or employees of the Corporation pursuant to stock options outstanding as of the date of the filing of this Certificate; or

(10) those which are otherwise excluded by the affirmative vote or written consent of the holders of a majority of the shares of Preferred Stock then outstanding.

(ii) No Adjustment for Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment to the Conversion Price applicable to any series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Section 4(d)(v) of this Article IV) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the Conversion Price in effect for such series on the date of, and immediately prior to, such issue.

(iii) Deemed Issuance of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the date of filing of this Certificate shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Class A Common Stock or Class B Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in any Conversion Price shall be made upon the subsequent issue of the Options or Convertible Securities or shares of Class A Common Stock or Class B Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Class A Common Stock or Class B Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of any Conversion Price shall affect Class A Common Stock or Class B Common Stock previously issued upon conversion of the Preferred Stock, if any);

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options, the only Additional Shares of Common Stock issued were the shares of Class A Common Stock or Class B Common Stock, if any, actually issued upon the exercise of such Options or the Conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v) of this Article IV) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A) In the event the Corporation, at any time after the date of the filing of this Certificate, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii) of this Article IV) without consideration or for consideration per share less than the Conversion Price of the Series A, Series B, Series C or Series D Preferred Stock, as applicable, in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of such Series A, Series B, Series C or Series D Preferred Stock, as applicable, shall be reduced, concurrently with such issue, to the Conversion Price (calculated to the nearest one-hundredth of a cent) determined by dividing (X) an amount equal to the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (Y) an amount equal to the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such issue or sale, plus (2) the number of shares of Additional Shares of Common Stock issued or deemed to have been issued in such issue and sale. For the purposes of the calculations set forth in this Section 4(d)(iv), the number of shares of “Common Stock Outstanding” at any time shall be equal to the number of shares of Class A Common Stock and Class B Common Stock outstanding at such time plus the number of shares of Class A Common Stock and Class B Common Stock issuable upon the exercise and/or conversion of all Options and Convertible Securities then outstanding.

(B) From and after such time as any share of Series A-1 Preferred is issued and outstanding, the Conversion Price for the Series A-1 Preferred shall be the Series A Conversion Price in effect immediately prior to such issuance and shall not thereafter be subject to adjustment pursuant to Section 4(d)(iv)(A) of this Article IV. From and after such time as any share of Series B-1 Preferred is issued and outstanding, the Conversion Price for the Series B-1 Preferred shall be the Series B Conversion Price in effect immediately prior to such issuance and shall not thereafter be subject to adjustment pursuant to Section 4(d)(iv)(A) of this Article IV. From and after such time as any share of Series C-1 Preferred is issued and outstanding, the Conversion Price for the Series C-1 Preferred shall be the Series C Conversion Price in effect immediately prior to such issuance and shall not thereafter be subject to adjustment pursuant to Section 4(d)(iv)(A) of this Article IV. From and after such time as any share of Series D-1 Preferred is issued and outstanding, the Conversion Price for the Series D-1 Preferred shall be the Series D Conversion Price in effect immediately prior to such issuance and shall not thereafter be subject to adjustment pursuant to Section 4(d)(iv)(A) of this Article IV.

(v) Determination of Consideration for Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii) of this Article IV, relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution, but excluding any cash received on account of accrued interest or accrued dividends) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B) the maximum number of shares of Class A Common Stock and Class B Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

If the consideration is not cash or such instrument does not specify the value of the additional consideration such consideration shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(e) Adjustments for Subdivisions, Combinations or Consolidation of Class A Common Stock and Class B Common Stock. In the event the outstanding shares of Class A Common Stock and Class B Common Stock shall be subdivided (by stock split, stock dividend, stock combination, reclassification or otherwise) at any time after the filing of this Certificate into a greater number of shares of Class A Common Stock and Class B Common Stock, the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Class A Common Stock and Class B Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Class A Common Stock and Class B Common Stock, the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(f) Adjustments for Reorganization, Reclassification, Exchange and Substitution. If the shares of Class A Common Stock and Class B Common Stock issuable upon conversion of any shares of Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4(e) of this Article IV), the Conversion Price for each series then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of Preferred Stock shall be convertible into, in lieu of the number of shares of Class A Common Stock or Class B Common Stock which the holders thereof would otherwise have been entitled to receive upon such conversion, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Class A Common Stock or Class B Common Stock, as the case may be, that would have been issuable to the holders of Preferred Stock if their shares of Preferred Stock had been converted immediately before such change; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth herein (including the provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(g) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(e) of this Article IV, then, in each such case for the purpose of this Section 4(g), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class A Common Stock or Class B Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class A Common Stock or Class B Common Stock, as the case may be, of the Corporation entitled to receive such distribution.

(h) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 4 of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Corporation’s right to amend its Certificate with the requisite stockholder consent.

(i) No Fractional Shares and Certificate as to Adjustments. No fractional shares of Class B Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Class B Common Stock, as the case may be, as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Class B Common Stock shall be paid in cash. Upon the occurrence of each adjustment or readjustment of the Conversion Price for any series of Preferred Stock pursuant to Section 4 of this Article IV, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Price for such series at the time in effect, and (iii) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

(j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Class

B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.

(l) Notices. Any notice required by the provisions of Section 4 of this Article IV to be given to the holders of shares of Preferred Stock shall be deemed given three (3) days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Protective Covenants. Until such time as all outstanding shares of Preferred Stock have been converted to Class B Common Stock pursuant to the provisions set forth in Article IV, Section 4(b) of this Certificate and in addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock, voting separately as a class:

(a) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate or Bylaws if such action would materially or adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Preferred Stock, or increase or decrease the number of shares of Preferred Stock authorized hereby;

(b) authorize or issue or obligate itself to issue, shares of any class or series of stock having any preference or priority as to voting, dividends or upon liquidation which are superior to any such preference or priority of the Preferred Stock;

(c) authorize or issue shares of stock of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to voting, dividends or upon liquidation which are superior to any such preference or priority of the Preferred Stock;

(d) reclassify any class or series of any Class A Common Stock or Class B Common Stock into shares having any preference or priority as to voting, dividends or upon liquidation which are superior to any such preference or priority any series of Preferred Stock;

(e) effect a transaction described in Section 2(c) of this Article IV; or

(f) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock.

6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 of this Article IV, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

7. Special Mandatory Conversion.

(a) If, at any time following the Original Issue Date of the Series C Preferred and until such time as all outstanding shares of Preferred Stock have been converted to Class B Common Stock pursuant to the provisions set forth in Article IV, Section 4(b) of this Certificate, (i) each and every holder of Series A, Series B, Series C and Series D Preferred Stock has a Right of First Offer with respect to an equity financing by the Corporation (the “Equity Financing”), (ii) the Corporation has complied with its obligations with respect to the Right of First Offer relating to the Equity Financing, and (iii) any holder of shares of Series A, Series B, Series C or Series D Preferred Stock or any holder of securities convertible or exercisable for shares of Series D Preferred Stock does not by exercise of such holder’s Right of First Offer acquire the amount of securities offered in such Equity Financing to which such holder is entitled pursuant to the Right of First Offer, then, effective immediately prior to the consummation of such Equity Financing, (A) if the Equity Financing was at a price per share less than the original issue price for the Series A Preferred Stock (as adjusted for Recapitalizations), then all of such holder’s shares of Series A Preferred Stock shall automatically and without further action on the part of such holder be converted into an equivalent number of shares of Series A-1 Preferred Stock, (B) if the Equity Financing was at a price per share less than the original issue price for the Series B Preferred Stock (as adjusted for Recapitalizations), then all of such holder’s shares of Series B Preferred Stock shall automatically and without further action on the part of such holder be converted into an equivalent number of shares of Series B-1 Preferred Stock, (C) if the Equity Financing was at a price per share less than the original issue price for the Series C Preferred Stock (as adjusted for Recapitalizations), then all such holder’s shares of Series C Preferred Stock shall automatically and without further action on the part of such holder be converted into an equivalent number of shares of Series C-1 Preferred Stock, and (D) if the Equity Financing was at a price per share less than the original issue price for the Series D Preferred Stock (and, in the case securities convertible or exercisable for shares of Series D Preferred Stock were issued prior to the first issuance of any shares of Series D Preferred Stock, a price per share less than the original conversion or exercise price of the first such convertible or exercisable securities issued) (as adjusted for Recapitalizations), then all such holder’s shares of Series D Preferred Stock shall automatically and without further action on the part of such holder be converted into an equivalent number of shares of Series D-1 Preferred Stock (and with respect to securities convertible or exercisable for shares of Series D Preferred Stock, all of such holder’s securities convertible or exercisable for Series D Preferred Stock shall become convertible or exercisable into shares of Series D-1 Preferred Stock pursuant to their terms); provided, however, that no such conversion shall occur in connection with a particular Equity Financing if, pursuant to the written request of the Corporation, the Right of First Offer with respect to such Equity Financing is waived with respect to every holder of Series A, Series B, Series C and Series D Preferred Stock and securities convertible or exercisable for shares of Series D Preferred Stock. Upon conversion pursuant to this Section 7, the shares of Series A, Series B, Series C or Series D Preferred Stock so converted shall be canceled and not subject to reissuance. The “Agreement” means that certain Second Amended and Restated Co-Sale, Right of First Refusal and Right of First Offer Agreement among the Corporation, the holders of the Series A, Series B, Series C and Series D Preferred Stock, the holder of securities convertible or exercisable for shares of Series D Preferred Stock and certain founders of the Corporation, as such agreement may from time to time be amended. A “Right of First Offer” means the right to participate in a sale and issuance of equity securities (or securities convertible into or exercisable for equity securities of the Corporation) of the Corporation on a pro rata basis (according to Preferred Stock stockholdings and/or holdings of shares issuable upon exercise of warrants to purchase Series D Preferred); provided that, if a stockholder has a pro rata right to participate in an Equity Financing that calculates the pro rata right based on shares of Preferred Stock and/or shares issuable upon exercise of warrants to purchase Series D Preferred as well as shares of additional securities, options and/or rights held by the stockholder (such additional securities, options and/or rights, the “Additional Securities”) such stockholder shall, be deemed to have a Right of First Offer because the stockholder has a right to participate based on shares of Preferred Stock and/or shares issuable upon exercise of warrants to purchase Series D Preferred held (notwithstanding that such stockholder has a right to participate based on the Additional Securities held), and, for purposes of this Section 7(a), the Right of First Offer shall mean that level of participation that is determined based on the shares of Preferred Stock and/or shares issuable upon exercise of warrants to purchase Series D Preferred that such stockholder holds.

(b) The holder of any shares of Series A, Series B, Series C or Series D Preferred Stock or securities convertible or exercisable for shares of Series D Preferred Stock converted pursuant to this Section 7 shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for such series of Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates representing the shares or securities so converted, duly endorsed or assigned in blank or to the Corporation. As promptly thereafter as is practicable, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Series A-1, Series B-1, Series C-1 or Series D-1 Preferred Stock or securities convertible or exercisable for shares of Series D-1 Preferred Stock to which such holder is entitled. The person in whose name the certificate for such shares of Series A-1, Series B-1, Series C-1 or Series D-1 Preferred Stock or securities convertible or exercisable for shares of Series D Preferred Stock is to be issued shall be deemed to have become a stockholder or securityholder, as the case may be, on the effective date of the conversion of the Series A, Series B, Series C or Series D Preferred Stock or securities convertible or exercisable for shares of Series D Preferred Stock, unless the transfer books of the Corporation are closed on that date, in which case such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

(c) In the event that any shares of Series A-1, Series B-1, Series C-1 or Series D-1 Preferred Stock or securities convertible or exercisable for shares of Series D-1 Preferred Stock are issued, concurrently with such issuance, the Corporation shall use its best efforts to take all such action as may be required, including amending its Certificate, (i) to cancel all authorized shares of such series that remain unissued after such issuance, (ii) to create and reserve with respect to each series a new series of Preferred Stock equal in number to the number of shares of such series so canceled and designated Series A-2 Preferred Stock (to the extent the canceled shares are shares of Series A-1 Preferred Stock), Series B-2 Preferred Stock (to the extent the canceled shares are shares of Series B-1 Preferred Stock), Series C-2 Preferred Stock (to the extent the canceled shares are shares of Series C-1 Preferred Stock) or Series D-2 Preferred Stock (to the extent the canceled shares are shares of Series D-1 Preferred Stock), with the same designations, powers, preferences and rights and be subject to the same qualifications, limitations and restrictions identical as are then applicable to the Series A Preferred Stock (with respect to the Series A-2 Preferred Stock), the Series B Preferred Stock (with respect to the Series B-2 Preferred Stock), the Series C Preferred Stock (with respect to the Series C-2 Preferred Stock) and the Series D Preferred Stock (with respect to the Series D-2 Preferred Stock), except that (A) the conversion price for shares of Series A-2 once initially issued shall be the Conversion Price for Series A Preferred Stock in effect immediately prior to such issuance and shall not after such issuance be subject to adjustment under Section 4(d)(iv)(A) of this Article IV, (B) the conversion price for shares of Series B-2 once initially issued shall be the Conversion Price for Series B Preferred Stock in effect immediately prior to such issuance and shall not after such issuance be subject to adjustment under Section 4(d)(iv)(A) of this Article IV, (C) the conversion price for shares of Series C-2 once initially issued shall be the Conversion Price for the Series C Preferred Stock in effect immediately prior to such issuance and shall not after such issuance be subject to adjustment under Section 4(d)(iv)(A) of this Article IV and (D) the conversion price for shares of Series D-2 once initially issued shall be the Conversion Price for the Series D Preferred Stock in effect immediately prior to such issuance and shall not after such issuance be subject to adjustment under Section 4(d)(iv)(A) of this Article IV, and (iii) to amend the provisions of this Section 7 to provide that any subsequent special mandatory conversion pursuant hereto will be into shares of Series A-2, Series B-2, Series C-2 or Series D-2 Preferred Stock rather than Series A-1, Series B-1, Series C-1 of Series D-2 Preferred Stock. The Corporation shall take the same actions with respect to the Series A-2, Series B-2, Series C-2 and Series D-2 Preferred Stock and each series of Preferred Stock subsequently authorized pursuant to this Section 7 upon initial issuance of shares of the last such series to be so authorized.

ARTICLE V

Effective upon the automatic conversion of all outstanding shares of Preferred Stock to Class B Common Stock in accordance with the provisions of Article IV, Section 4(b) of this Certificate, the Corporation shall not consummate a Change in Control Transaction without first obtaining the affirmative vote, at a duly called annual or special meeting of the stockholders of the Corporation, of the holders of the greater of: (A) a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote thereon, voting together as a single class, and (B) sixty percent (60%) of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting called to consider the Change in Control Transaction and entitled to vote thereon, voting together as a single class. For the purposes of this section, a “Change in Control Transaction” means the occurrence of any of the following events:

(a) the sale, encumbrance or disposition (other than non-exclusive licenses in the ordinary course of business and the grant of security interests in the ordinary course of business) by the Corporation of all or substantially all of the Corporation’s assets;

(b) the merger or consolidation of the Corporation with or into any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(c) the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power of the Corporation before such issuance, to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Securities Exchange Act of 1934 (or any successor provision) such that, following such transaction or related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation, after giving effect to such issuance.

ARTICLE V1

So long as Section 2115 of the California General Corporation Law purports to make Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

1.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Certificate, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

3.

(a) If, at any time during which shares of capital stock of the Corporation are listed for trading on either The Nasdaq National Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”), holders of the requisite voting power under the then-applicable Nasdaq or NYSE listing standards notify the Corporation in writing of their election to cause the Corporation to rely upon the applicable “controlled company” exemptions (the “Controlled Company Exemption”) to the corporate governance rules and requirements of the Nasdaq or the NYSE (the “Exchange Governance Rules”), the Corporation shall call a special meeting of the stockholders to consider whether to approve the election to be held within ninety (90) days of written notice of such election (or, if the next succeeding annual meeting of stockholders will be held within ninety (90) days of written notice of such election, the Corporation shall include a proposal to the same effect to be considered at such annual meeting). The Corporation shall not elect to rely upon the Controlled Company Exemption until such time as the Corporation shall have received the approval from holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of capital stock of the Corporation at such annual or special meeting.

(b) In the event such approval is obtained, for so long as shares of the capital stock of the Corporation are listed on either the Nasdaq or the NYSE and the Corporation remains eligible for the Controlled Company Exemption under the requirements of the applicable Exchange Governance Rules, then the Board of Directors shall be constituted such that (i) a majority of the directors on the Board of Directors shall be Outside Directors (as defined below), and (ii) the Corporation’s compensation committee and the governance and nominating committee (or such committees serving similar functions as the Board of Directors of the Corporation shall constitute from time to time) shall consist of at least two (2) members of the Board of Directors and shall be composed entirely of Outside Directors. In the event the number of Outside Directors serving on the Board of Directors constitutes less than a majority of the directors on the Board of Directors as a result of the death, resignation or removal of an Outside Director, then the Board of Directors may continue to properly exercise its powers and no action of the Board of Directors shall be so invalidated, provided, that the Board of Directors shall promptly take such action as is necessary to appoint new Outside Director(s) to the Board of Directors.

(c) An “Outside Director” shall mean a director who, currently and for any of the past three years, is and was not an officer of the Corporation (other than service as the chairman of the Board of Directors) or a parent or subsidiary of the Corporation and is not and was not otherwise employed by the corporation or a parent or subsidiary of the Corporation.

4. Effective upon the automatic conversion of all outstanding shares of Preferred Stock to Class B Common Stock in accordance with the provisions of Article IV, Section 4(b) of this Certificate, the chairman of the Board of Directors shall be an Outside Director (as defined above) and shall not hold any other office of the Corporation unless the appointment of the chairman is approved by two-thirds of the members of the Board of Directors then in office, provided, however, that if there is no chief executive officer or president of the Corporation as a result of the death, resignation or removal of such officer, then the chairman of the Board of Directors may also serve in an interim capacity as the chief executive officer of the Corporation until the Board shall appoint a new chief executive officer.

5. Effective upon the automatic conversion of all outstanding shares of Preferred Stock to Class B Common Stock in accordance with the provisions of Article IV, Section 4(b) of this Certificate, the Board of Directors of the Corporation shall establish an audit committee whose principal purpose will be to oversee the Corporation’s and its subsidiaries’ accounting and financial reporting processes, internal systems of control, independent auditor relationships and audits of consolidated financial statements of the Corporation and its subsidiaries. The audit committee will also determine the appointment of the independent auditors of the Corporation and any change in such appointment and ensure the independence of the Corporation’s auditors. In addition, the audit committee will assume such other duties and responsibilities delegated to it by the Board of Directors and specified for it under applicable law and Exchange Governance Rules.

6. Effective upon the automatic conversion of all outstanding shares of Preferred Stock to Class B Common Stock in accordance with the provisions of Article IV, Section 4(b) of this Certificate, the Board of Directors of the Corporation shall establish a corporate governance and nominating committee whose principal duties will be to assist the Board of Directors by identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, to recommend to the Board of Directors for its approval the slate of nominees to be proposed by the Board of Directors to the stockholders for election to the Board of Directors, to develop and recommend to the Board of Directors the governance principles applicable to the Corporation, as well as such other duties and responsibilities delegated to it by the Board of Directors and specified for it under applicable law and Exchange Governance Rules. In the event the corporate governance and nominating committee will not be recommending a then incumbent director for inclusion in the slate of nominees to be proposed by the Board of Directors to the stockholders for election to the Board of Directors, and provided such incumbent director has not notified the committee that he or she will be resigning or that he or she does not intend to stand for re-election to the Board of Directors, then, in the case of an election to be held at an annual meeting of stockholders, the corporate governance and nominating committee will recommend the slate of nominees to the Board of Directors at least thirty (30) days prior to the latest date required by the provisions of Sections 2.14 (advance notice of stockholder business) and 2.15 (advance notice of director nominations) of the Bylaws of the Corporation (as such provisions may be amended from time to time) for stockholders to submit nominations for directors at such annual meeting, or in the case of an election to be held at a special meeting of stockholders, at least ten (10) days prior to the latest date required by the provisions of Sections 2.14 and 2.15 of the Bylaws for stockholders to submit nominations for directors at such special meeting.

7. Effective upon the automatic conversion of all outstanding shares of Preferred Stock to Class B Common Stock in accordance with the provisions of Article IV, Section 4(b) of this Certificate, the Board of Directors of the Corporation shall establish a compensation committee whose principal duties will be to review employee compensation policies and programs as well as the compensation of the chief executive officer and other executive officers of the Corporation, to recommend to the Board of Directors a compensation program for outside members of the Board of Directors, as well as such other duties and responsibilities delegated to it by the Board of Directors and specified for it under applicable law and Exchange Governance Rules.

8. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

9. The number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.

ARTICLE IX

1. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

3. Neither any amendment or repeal of any Section of this Article IX, nor the adoption of any provision of this Certificate inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

1. Except as otherwise provided for or fixed by or pursuant to the provisions of Article III or Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

2. Any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors.

ARTICLE XII

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE XIII

1. Effective upon the automatic conversion of all outstanding shares of Preferred Stock to Class B Common Stock in accordance with the provisions of Article IV, Section 4(b) of this Certificate and unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by (i) the Board of Directors of the Corporation, (ii) the Chairman of the Board of Directors of the Corporation, (iii) the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation, or (iv) a holder, or group of holders, of Common Stock holding more than twenty percent (20%) of the total voting power of the outstanding shares of capital stock of the Corporation then entitled to vote.

2. Effective upon the automatic conversion of all outstanding shares of Preferred Stock to Class B Common Stock in accordance with the provisions of Article IV, Section 4(b) of this Certificate, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE XIV

The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that effective upon the automatic conversion of all outstanding shares of Preferred Stock to Class B Common Stock in accordance with the provisions of Article IV, Section 4(b) of this Certificate and notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation, and, as applicable, such other approvals of the Board of Directors of the Corporation, as are required by law or by this Certificate: (i) the unanimous consent of Board of Directors then in office, and the affirmative vote of the holders at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote, shall be required to amend or repeal Article III, Section 3 or this clause (i) of Article XIV; (ii) the affirmative vote of the holders of the greater of: (A) a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote thereon, or (B) sixty percent (60%) of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting and entitled to vote thereon, shall be required to amend or repeal Article V or this clause (ii) of Article XIV; (iii) the consent of a majority of the members of the Board then in office, and the affirmative vote of the holders at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote shall be required to amend or repeal Article III, Section 4 and Article XIII or this clause (iii) of Article XIV; (iv) the unanimous consent of the Board of Directors then in office and the consent of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of capital stock of the Corporation shall be required to amend or repeal Article VIII, Section 3, 5, 6 or 7 or this clause (iv) of Article XIV; and (v) the consent of at least two-thirds of the members of the Board of Directors then in office and the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote shall be required to amend or repeal Article VIII, Section 4 or this clause (v) of Article XIV.

* * * * *